NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2019 Results
Provides Full-Year 2020 Production and Cost Guidance

Chicago, Illinois - February 19, 2020 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported fourth quarter 2019 financial results, including revenue of $195.0 million and cash flow from operating activities of $39.3 million. Including non-cash write downs of $277.7 million taken in the quarter, the Company reported GAAP net loss from continuing operations of $270.9 million, or $1.13 per share. On an adjusted basis1, the Company reported EBITDA of $59.8 million and net loss from continuing operations of $3.3 million, or $0.01 per share.
For the full year, Coeur reported revenue of $711.5 million and cash flow from operating activities of $91.9 million. Including non-cash write downs totaling $320.0 million, the Company reported GAAP net loss from continuing operations of $346.9 million, or $1.59 per share. On an adjusted basis1, the Company reported EBITDA of $173.9 million and net loss from continuing operations of $54.6 million, or $0.25 per share.

Key Highlights

•
Solid improvement in annual financial results - Revenue, operating cash flow and adjusted EBITDA[1] increased 14%, 357% and 11%, respectively, in 2019. The year-over-year improvement in financial results reflects solid performance from the Company’s primary gold operations as well as higher precious metals prices in 2019

•
Strong cost performance from primary gold operations - Full-year adjusted costs applicable to sales (“CAS”)[1] at Palmarejo, Kensington and Wharf were below or within their guidance ranges for 2019, leading to strong free cash flow[1] at each of these primary gold operations. During 2019, gold sales represented 69% of the Company’s total revenue

•
Third consecutive quarter of increasing, positive free cash flow[1] - Coeur generated $18.4 million of free cash flow[1] during the fourth quarter, representing a 63% increase compared to the prior period and a $36.1 million improvement compared to the fourth quarter of 2018. This third consecutive quarter of increasing, positive free cash flow[1] was primarily driven by strong performance from the Company’s Palmarejo, Kensington and Wharf operations

•
Positive results from high-pressure grinding roll (“HPGR”) unit at Rochester - 60-day silver recovery rates from HPGR-crushed ore are in-line with prior test work and are significantly better than recoveries from traditionally-crushed material. Permitting and planning for Plan of Operations Amendment 11 (“POA 11”) expansion advancing on-schedule

•
$250.8 million impairment, and temporarily suspending mining and processing activities at Silvertip - Reduction in carrying value to $150.0 million and temporary suspension of mining and processing activities driven by further deterioration in zinc and lead market conditions as well as processing facility-related challenges. The Company plans to (i) double its exploration investment in 2020 to potentially further expand the resource and extend the mine life, and (ii) pursue a mill expansion to improve the asset’s cost structure and its ability to deliver sustainable cash flow

•	Success from 2019 investment in exploration delivered resource growth - The Company focused its exploration efforts primarily on resource expansion drilling in 2019. Measured and indicated resources increased across all metals, and inferred gold, zinc and lead resources were higher year-over-year. Proven and probable silver reserves also increased, while zinc and lead reserves were consistent year-over-year

•
Over $160.0 million reduction in total debt[2] achieved during 2019 - The Company ended the year with $295.5 million in total debt[2], compared to $458.8 million at the end of 2018. This 36% reduction reflects the results of Coeur’s deleveraging initiatives and improved financial performance during 2019

“Higher precious metals prices and strong performance from our primary gold operations drove a 14% increase in revenue, an 11% increase in adjusted EBITDA1, and a four-fold increase in operating cash flow,” said Mitchell J. Krebs, President and Chief Executive Officer. “Our 2019 results reflect our strategy to discover, develop, and operate a balanced portfolio of North American-based precious metals assets. Palmarejo delivered over $65.0 million of free cash flow1 last year while Wharf generated over $37.0 million of free cash flow, bringing its cumulative free cash flow1 to over $170.0 million since we acquired the operation in 2015 for $99.5 million. We were also pleased to see Kensington deliver record free cash flow1 after a multi-year effort to discover and develop higher-grade mineralization.”
“Despite a weaker than anticipated fourth quarter due to lower crushing rates, our Rochester open-pit, silver-gold mine in Nevada remains our top growth opportunity. We began processing ore through a new crushing circuit during the second half of the year utilizing HPGR technology. Early indications suggest that HPGR is having its intended impact by increasing and accelerating silver recovery rates. HPGR forms the basis of a larger expansion during the next two years that is expected to position Rochester as a long-life, strong cash flow generator for the Company.”
Mr. Krebs continued, “The decision to temporarily suspend operating activities at Silvertip, which represented approximately 6% of the Company’s 2019 revenue, was driven by our goal of maximizing the long-term value of the operation. While we have been successful in executing key projects and improving mill availability, the further deterioration in the zinc and lead markets - particularly for spot concentrate treatment charges - represents significant headwinds to our ability to generate positive cash flow. While mining and processing activities are paused, we plan to more than double our investment in drilling to further expand Silvertip’s high-grade deposit and extend its mine life. During 2019, we were able to grow Silvertip’s inferred resources by over 70% and its measured and indicated resources by nearly 40%. In addition, we have commenced a pre-feasibility study to evaluate a mill expansion, which we believe will significantly enhance Silvertip’s economics.”
“Looking ahead, our top priorities for 2020 are to (i) advance and execute our strategy to further expand Rochester, (ii) increase our level of investment in exploration, particularly at our most prospective sites, (iii) evaluate and pursue a successful repositioning of Silvertip, (iv) deliver consistent results from our operations, leading to positive free cash flow1 and lower overall costs, and (v) continue to enhance our leading environmental, social and governance profile,” concluded Mr. Krebs.

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce/pound metrics)	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Gold Sales	$493.3	$134.3	$141.9	$110.3	$106.8	$427.0	$96.3
Silver Sales	$191.5	$54.8	$51.6	$45.0	$40.1	$193.2	$44.6
Zinc Sales	$12.8	$2.6	$2.0	$2.6	$5.6	$3.6	$1.9
Lead Sales	$13.9	$3.3	$4.0	$4.2	$2.4	$2.1	$1.0
Consolidated Revenue	$711.5	$195.0	$199.5	$162.1	$154.9	$625.9	$143.8
Costs Applicable to Sales[3]	$551.2	$146.6	$141.0	$131.9	$131.7	$441.0	$116.6
General and Administrative Expenses	$34.5	$7.6	$9.6	$7.8	$9.5	$31.3	$7.1
Net Income (Loss)	$(346.9)	$(270.9)	$(14.3)	$(36.8)	$(24.9)	$(49.0)	$0.4
Net Income (Loss) Per Share	$(1.59)	$(1.13)	$(0.06)	$(0.18)	$(0.12)	$(0.26)	$0.00
Adjusted Net Income (Loss)[1]	$(54.6)	$(3.3)	$(5.3)	$(23.0)	$(23.0)	$(2.2)	$16.1
Adjusted Net Income (Loss)[1] Per Share	$(0.25)	$(0.01)	$(0.02)	$(0.11)	$(0.11)	$(0.01)	$0.08
Weighted Average Shares Outstanding	218.8	238.7	225.9	207.8	202.4	188.6	199.5
EBITDA[1]	$(154.4)	$(214.5)	$37.6	$7.7	$14.8	$87.1	$7.9
Adjusted EBITDA[1]	$173.9	$59.8	$61.0	$30.6	$26.1	$157.3	$36.2
Cash Flow from Operating Activities	$91.9	$39.3	$42.0	$26.4	$(15.8)	$20.1	$0.1
Capital Expenditures	$99.8	$21.0	$30.7	$20.7	$27.4	$140.8	$17.8
Free Cash Flow[1]	$(7.9)	$18.4	$11.3	$5.7	$(43.3)	$(120.7)	$(17.7)
Cash, Equivalents & Short-Term Investments	$55.6	$55.6	$65.3	$37.9	$69.0	$115.1	$115.1
Total Debt[2]	$295.5	$295.5	$298.7	$370.0	$456.8	$458.8	$458.8
Average Realized Price Per Ounce – Gold	$1,342	$1,407	$1,413	$1,277	$1,251	$1,218	$1,214
Average Realized Price Per Ounce – Silver	$16.07	$16.99	$17.17	$14.75	$15.22	$15.65	$14.59
Average Realized Price Per Pound – Zinc	$0.71	$0.62	$0.50	$0.49	$1.19	$0.83	$0.83
Average Realized Price Per Pound – Lead	$0.84	$0.78	$0.92	$0.82	$0.86	$0.80	$0.80
Gold Ounces Produced	359,418	94,716	99,782	86,584	78,336	359,520	92,546
Silver Ounces Produced	11.7	3.1	3.0	3.1	2.5	12.8	3.5
Zinc Pounds Produced	17.1	3.9	4.2	5.3	3.7	4.2	3.1
Lead Pounds Produced	16.6	4.0	4.5	5.0	3.1	2.1	1.7
Gold Ounces Sold	367,650	95,532	100,407	86,385	85,326	350,508	79,291
Silver Ounces Sold	11.9	3.3	3.0	3.0	2.6	12.4	3.1
Zinc Pounds Sold	18.2	4.1	4.1	5.3	4.7	4.4	2.6
Lead Pounds Sold	16.5	4.3	4.3	5.2	2.7	2.6	1.4

Financial Results
Fourth quarter 2019 revenue of $195.0 million was slightly lower compared to the prior period and 36% higher compared to the fourth quarter of 2018. During the fourth quarter, the Company sold 95,532 ounces of gold, 3.3 million ounces of silver, 4.1 million pounds of zinc and 4.3 million pounds of lead.
For the full year, the Company generated $711.5 million of revenue, representing a 14% increase year-over-year. Full-year 2019 metal sales totaled 367,650 ounces of gold, 11.9 million ounces of silver, 18.2 million pounds of zinc and 16.5 million pounds of lead, compared to 350,508 ounces of gold, 12.4 million ounces of silver, 4.4 million pounds of zinc and 2.6 million pounds of lead in 2018.
Average realized gold and silver prices were slightly lower quarter-over-quarter, totaling $1,407 and $16.99 per ounce, respectively, and were both approximately 16% higher compared to the fourth quarter of 2018.

The average realized zinc price increased 24% to $0.62 per pound during the quarter, while the average realized lead price decreased 15% to $0.78 per pound.
For the full year, average realized gold and silver prices increased 10% and 3%, respectively, to $1,342 and $16.07 per ounce. The average realized zinc price decreased 14% year-over-year to $0.71 per pound, while the average realized lead price increased 5% to $0.84 per pound.
The average realized gold prices for the fourth quarter and full year include the sale of 10,949 and 36,727 ounces of gold, respectively, at a price of $800 per ounce pursuant to Palmarejo's stream agreement. The average zinc and lead prices are presented net of treatment and refining charges and reflect the impact of provisional price and quantity adjustments.
Gold and silver sales accounted for 69% and 28% of fourth quarter revenue, respectively, while zinc and lead accounted for the remaining 3%. The Company’s U.S. operations accounted for approximately 59% of fourth quarter revenue, relatively consistent with the prior period.
During 2019, gold and silver sales contributed 69% and 27% of full-year revenue, respectively, while zinc and lead sales comprised the remaining 4%. For the full year, Coeur’s U.S. operations contributed approximately 58% of metal sales, relatively consistent year-over-year.
Costs applicable to sales totaled $146.6 million and $551.2 million for the fourth quarter and full year, respectively, compared to $141.0 million and $441.0 million in the prior periods. Higher costs during the fourth quarter were largely attributable to an inventory adjustment at Wharf and elevated expense levels at Silvertip compared to the fourth quarter of 2018. The year-over-year increase in costs was largely attributable to a full year of commercial production at the Jualin deposit (Kensington) and Silvertip operation.
General and administrative expenses decreased 21% quarter-over-quarter to $7.6 million and increased 10% year-over-year to $34.5 million. Lower general and administrative expense in the fourth quarter reflect lower employee-related expenses and legal fees, while increased general and administrative expense in 2019 reflect higher employee-related expenses and legal fees.
Exploration expense for the fourth quarter and full year was $7.2 million and $22.5 million, respectively, compared to $5.9 million in the third quarter and $25.4 million in 2018. The majority of the Company’s expensed exploration investment in 2019 was focused on resource expansion targets at Palmarejo, Kensington, Silvertip, and Sterling and Crown. See the “Operations” section and page 16 for additional details on the Company’s exploration activities in 2019.
Coeur recorded an income tax expense of $2.9 million during the fourth quarter and an income tax benefit of $11.1 million for the full year. Cash income and mining taxes paid during the quarter were $2.1 million, bringing the full-year total to $33.7 million. Cash taxes paid in 2019 primarily reflect income and mining tax payments in Mexico and cash taxes related to the Company’s acquisition of Northern Empire Resources Corp.
Fourth quarter operating cash flow totaled $39.3 million, a 6% decrease quarter-over-quarter, reflecting higher cash outflow at Silvertip, partially offset by higher cash flow at Kensington. The improvement at Kensington was related to cash flows from its prepayment arrangement under the existing off-take agreement. Coeur delivered 7,038 gold ounces from Kensington during the fourth quarter to fulfill its original $25.0 million prepayment obligation. At the end of the quarter, the Company exercised its option to receive an additional $15.0 million under the terms of the original prepayment arrangement. Together, these transactions contributed a net cash inflow of $4.7 million in the fourth quarter.
Full-year 2019 operating cash flow totaled $91.9 million, over four-times higher than in 2018. Significantly higher year-over-year operating cash flow was largely driven by (i) solid operational results from Palmarejo,

Kensington and Wharf, (ii) higher gold and silver prices, and (iii) favorable impacts from changes in working capital.
Capital expenditures during the fourth quarter were $21.0 million (32% lower quarter-over-quarter and 18% higher than the fourth quarter of 2018), bringing the full-year total to $99.8 million (29% lower year-over-year). Investment in capitalized infill drilling, included in capital expenditures, totaled $1.9 million and $7.5 million for the fourth quarter and full year, respectively. The majority of the Company’s capitalized exploration investment in 2019 focused on infill targets at Palmarejo, Rochester and Kensington. The decrease in total capital expenditures during the year was largely attributable to lower capital spending at Kensington and Silvertip, partially off-set by increased investment at Rochester related to the new crusher configuration. Sustaining and development capital expenditures accounted for approximately 68% and 32%, respectively, of the Company’s total capital investment in 2019.

Update on Hedging Strategy
Shortly after the end of the fourth quarter, Coeur implemented an additional series of zero-cost collar hedges on a portion of its gold production. Similar to the Company’s previous hedging program, the structure allows for downside protection against potential decreases in the price of gold, while enabling participation in the potential upside to a specified ceiling price. An overview of the 2020 hedges implemented so far is outlined below:

•	First quarter: 38,000 ounces of gold at an average floor of $1,411 per ounce and an average ceiling of $1,806 per ounce;

•	Second quarter: 42,000 ounces of gold at an average floor of $1,417 per ounce and an average ceiling of $1,813 per ounce;

•	Third quarter: 45,000 ounces of gold at an average floor of $1,437 per ounce and an average ceiling of $1,814 per ounce; and

•	Fourth quarter: 54,000 ounces of gold at an average floor of $1,471 per ounce and an average ceiling of $1,818 per ounce

Non-Cash Write Downs
Fourth quarter non-cash write downs of $277.7 million reflect (i) an impairment on the carrying value of Silvertip’s long-lived assets, (ii) an inventory adjustment related to concentrate at Silvertip, and (iii) an inventory adjustment related to ore stacked on a leach pad at Wharf. Full-year non-cash write downs of $320.0 million also include (i) inventory adjustments at Silvertip during the first three quarters of 2019 and (ii) an adjustment with respect to the partial settlement of a receivable associated with the bankruptcy filing of Republic Metals Corp., which occurred in 2018.

Silvertip Update
The Company has elected to temporarily suspend mining and processing activities at the Silvertip silver-zinc-lead mine in British Columbia, Canada, which represented approximately 6% of the Company’s revenue in 2019. Coeur has been focused on stabilizing mill performance, which has shown signs of improvement, and implementing cost optimization initiatives. Despite these efforts, prevailing market conditions for lead and zinc concentrates remain significant headwinds for the operation. During the temporary suspension, the Company intends to significantly increase its investment in exploration as well as pursue a mill expansion for a modest capital investment estimated to be $50.0 - $75.0 million to improve the asset’s cost structure and its ability to deliver sustainable cash flow.
Coeur believes this approach will allow the Company to (i) preserve and maximize the value of Silvertip’s orebody, (ii) reduce near-term downside risk to cash flow, (iii) better determine the economics of a mill expansion by completing a pre-feasibility study around mid-year, (iv) build upon the successful drilling program in 2019, seeking to further expand the resource and extend Silvertip’s mine life, and (v) potentially re-start the operation with an improved cost structure in a more stable operating environment and a longer mine life better capable of withstanding market downturns, while generating more robust cash flow during stronger market conditions.
The Company expects quarterly care and maintenance costs to total approximately $6.0 million, excluding one-time costs of approximately $5.0 - $10.0 million primarily related to employee severance and contractual obligations, which are expected to be incurred during the first half of 2020. In addition, Coeur expects to commence an $8.0 - $10.0 million resource expansion drilling program in March and to spend approximately $2.0 million on the pre-feasibility study.

Operations
Fourth quarter and full-year 2019 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Tons milled	1,755,957	486,779	442,464	447,727	378,987	1,382,471	378,389
Average gold grade (oz/t)	0.08	0.07	0.09	0.07	0.07	0.10	0.08
Average silver grade (oz/t)	4.85	5.11	4.88	4.74	4.64	6.49	5.96
Average recovery rate – Au	84.3%	84.9%	81.7%	87.7%	83.4%	88.9%	97.6%
Average recovery rate – Ag	79.3%	81.7%	79.6%	81.8%	72.8%	83.8%	84.0%
Gold ounces produced	111,932	28,702	31,779	28,246	23,205	122,722	31,239
Silver ounces produced (000’s)	6,762	2,029	1,720	1,735	1,278	7,516	1,893
Gold ounces sold	116,104	27,952	32,731	28,027	27,394	115,592	23,667
Silver ounces sold (000’s)	6,841	1,980	1,747	1,709	1,405	7,229	1,534
Average realized price per gold ounce	$1,220	$1,238	$1,269	$1,210	$1,154	$1,140	$1,148
Average realized price per silver ounce	$16.23	$17.28	$17.05	$14.86	$15.39	$15.77	$14.57
Metal sales	$252.7	$68.9	$71.3	$59.3	$53.2	$245.8	$49.6
Costs applicable to sales[3]	$141.9	$34.8	$37.4	$36.5	$33.2	$120.1	$27.1
Adjusted CAS per AuOz[1]	$683	$622	$660	$741	$713	$556	$624
Adjusted CAS per AgOz[1]	$9.11	$8.79	$8.95	$9.17	$9.66	$7.69	$7.92
Exploration expense	$5.7	$2.0	$1.6	$1.1	$1.0	$10.5	$0.1
Cash flow from operating activities	$99.2	$41.4	$36.3	$15.6	$5.9	$50.5	$13.3
Sustaining capital expenditures (excludes capital lease payments)	$21.9	$6.2	$4.7	$5.0	$6.0	$24.4	$3.6
Development capital expenditures	$10.8	$2.4	$3.1	$2.6	$2.7	$5.0	$2.3
Total capital expenditures	$32.7	$8.6	$7.8	$7.6	$8.7	$29.4	$5.9
Free cash flow[1]	$66.5	$32.8	$28.5	$8.0	$(2.8)	$21.1	$7.4
Operational

•
Fourth quarter gold production decreased 10% to 28,702 ounces, while silver production increased 18% to 2.0 million ounces compared to the prior quarter. Full-year gold and silver production decreased by 9% and 10% to 111,932 and 6.8 million ounces, respectively

•
Fourth quarter gold and silver production benefited from higher mill throughput, which increased 10% quarter-over-quarter. Lower average gold grade led to decreased gold production during the quarter, while an improvement in average silver grade resulted in higher silver production. Lower full-year gold and silver production was due to lower average grades, partially offset by a 27% increase in tons milled

•
Production at La Nación, located within the Independencia mine complex, continued to successfully ramp up, averaging approximately 700 tons per day ("tpd") during the fourth quarter, which was well in excess of the 400 tpd target. Production from La Nación is expected to remain at approximately 700 tpd in 2020

Financial

•
Fourth quarter adjusted CAS[1] for gold and silver on a co-product basis decreased 6% and 2% to $622 and $8.79 per ounce, respectively, compared to the prior quarter. Continued strong cost performance during the quarter reflects higher average silver grade and effective cost management

•
For the full year, adjusted CAS[1] for gold and silver increased 23% and 18%, respectively, to $683 and $9.11 per ounce, but finished within full-year 2019 guidance ranges of $650 - $750 per gold ounce and

$9.00 - $10.00 per silver ounce. The year-over-year increases were largely attributable to lower average grades, cost pressures from exchange rates and inflation, mining through a geotechnically-challenging environment and the increased reliance on longitudinal stopes

•	Fourth quarter and full-year capital expenditures increased 10% and 11%, respectively, to $8.6 million and $32.7 million, reflecting ongoing investment in mine development and infrastructure projects

•
Free cash flow[1] in the fourth quarter increased 15% to $32.8 million, while free cash flow[1] for the full year totaled $66.5 million and was over-three times higher compared to 2018. Improved free cash flow[1] for both periods reflects higher operating cash flow, partially offset by increased investment

Exploration

•
Exploration investment for the fourth quarter and full year totaled approximately $2.9 million ($2.0 million expensed and $1.0 million capitalized) and $10.1 million ($5.7 million expensed and $4.5 million capitalized), respectively

•
Up to seven surface and underground core rigs were active during the fourth quarter, focusing largely on resource expansion drilling near the two underground mine complexes, Independencia and Guadalupe

•
For the full year, exploration activity was initially focused on infill and resource expansion drilling around the Guadalupe mine complex. As the year progressed, rigs were gradually migrated to the Independencia mine complex where they focused on testing the extension of veins to the north

•	A total of 63 resource expansion holes and 85 infill holes were completed in 2019
Guidance

•	Full-year 2020 production is expected to be 95,000 - 110,000 ounces of gold and 6.3 - 7.8 million ounces of silver

•	CAS are expected to be $785 - $885 per gold ounce and $10.35 - $11.35 per silver ounce

•	Capital expenditures are expected to be approximately $35 - $40 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Ore tons placed	10,582,518	2,612,319	2,516,353	2,786,287	2,667,559	16,169,807	3,674,566
Average silver grade (oz/t)	0.46	0.47	0.43	0.45	0.46	0.52	0.46
Average gold grade (oz/t)	0.003	0.003	0.004	0.003	0.003	0.004	0.004
Silver ounces produced (000’s)	3,761	848	982	971	960	5,038	1,466
Gold ounces produced	35,400	10,634	7,901	8,609	8,256	54,388	15,926
Silver ounces sold (000’s)	3,845	932	951	962	1,000	4,855	1,391
Gold ounces sold	36,052	11,248	7,651	8,642	8,511	52,789	15,339
Average realized price per silver ounce	$16.07	$17.22	$17.02	$14.83	$15.31	$15.50	$14.53
Average realized price per gold ounce	$1,393	$1,484	$1,476	$1,295	$1,299	$1,261	$1,234
Metal sales	$112.0	$32.6	$27.5	$25.5	$26.4	$141.8	$39.1
Costs applicable to sales[3]	$100.2	$25.3	$27.7	$24.7	$22.5	$105.7	$29.4
Adjusted CAS per AgOz[1]	$13.67	$13.25	$14.24	$13.19	$12.83	$11.44	$10.79
Adjusted CAS per AuOz[1]	$1,193	$1,142	$1,230	$1,153	$1,092	$930	$917
Exploration expense	$0.7	$0.4	$0.1	$0.1	$0.1	$0.3	$—
Cash flow from operating activities	$15.8	$6.9	$8.3	$1.6	$(1.0)	$33.0	$17.9
Sustaining capital expenditures (excludes capital lease payments)	$2.1	$0.9	$(1.0)	$0.4	$1.8	$10.7	$7.1
Development capital expenditures	$20.5	$4.1	$11.2	$2.4	$2.8	$(0.8)	$(4.1)
Total capital expenditures	$22.6	$5.0	$10.2	$2.8	$4.6	$9.9	$3.0
Free cash flow[1]	$(6.8)	$1.9	$(1.9)	$(1.2)	$(5.6)	$23.1	$14.9
Operational

•
Silver production decreased 14% quarter-over-quarter to approximately 0.8 million ounces, while gold production increased 35% to 10,634 ounces. For the full year, silver and gold production decreased 25% and 35% to 3.8 million and 35,400 ounces, respectively

•
Silver production in the fourth quarter was impacted by lower than anticipated throughput rates related to the secondary crusher, which reduced metal inventory on the Stage III and Stage IV leach pads. Gold production increased largely due to the placement of higher-grade material close to the liner of the Stage IV leach pad early in the fourth quarter

Financial

•
Fourth quarter adjusted CAS[1] for silver and gold on a co-product basis both decreased by approximately 7% quarter-over-quarter, totaling $13.25 and $1,142 per ounce, respectively, reflecting higher gold ounces sold

•
Year-over-year adjusted CAS[1] for silver and gold increased 19% and 28%, respectively, to $13.67 and $1,193 per ounce. Higher unit costs in 2019 reflect lower production levels and fewer ounces sold, primarily due to the commissioning and ramp up of the new crushing circuit

•
Fourth quarter capital expenditures decreased 51% to $5.0 million, bringing the full-year total to $22.6 million (over double the investment in 2018). Capital expenditures during the year were focused on the new crushing circuit, further development of the Stage IV leach pad and initial work on Plan of Operations Amendment 11

•
Free cash flow[1] totaled $1.9 million and $(6.8) million for the fourth quarter and full year, respectively. Higher free cash flow[1] in the fourth quarter resulted from increased metal sales and lower capital expenditures, while full-year results were impacted by the integration of the new crushing circuit

Exploration

•
Exploration investment for the fourth quarter and full year totaled approximately $1.0 million ($0.4 million expensed and $0.7 million capitalized) and $1.9 million ($0.7 million expensed and $1.2 million capitalized), respectively

•
An infill diamond drilling program was completed in the fourth quarter. A portion of the program drilled four holes in the center of the Rochester pit, while the other portion utilized directional drilling techniques to test areas of potential mineralization under the Stage I leach pad at East Rochester

•
Drilling at the Lincoln Hill project, which was acquired from Alio Gold Inc. in October 2018 for approximately $19.0 million and is located approximately four miles west of Rochester, was also completed during the fourth quarter. Exploration activity was primarily focused on infill drilling to validate the previous owner’s resource model and collect additional information regarding mineralization and host rock

Other

•
Overall crushing and placement rates were lower as a result of the secondary crusher, which was installed in the beginning of the third quarter to replace a failed larger unit. Coeur expects to process approximately 34,000 tpd through the current crusher configuration during 2020, down from initial expectations of 37,000 tpd. The Company is pursuing opportunities to increase throughput rates to achieve this initial target

•
Initial HPGR cells on the Stage IV leach pad indicate silver recovery rates in-line with original expectations. The Company has isolated approximately 194,000 tons on the north end of the Stage IV leach pad that have exhibited a 60-day silver recovery rate of approximately 60%, in-line with third-party test work and substantially higher than traditionally-crushed and run-of-mine material which historically exhibit silver recoveries of 36% and 13%, respectively, over the same time period

•
The final Environmental Impact Statement has been published and Coeur expects to receive the Record of Decision from the Bureau of Land Management for POA11 towards the end of the first quarter. The Company is completing engineering, procurement and construction planning, and expects to request formal approval from its Board of Directors to advance the project in mid-2020

•
The Company plans to file an updated technical report in accordance with Canadian National Instrument 43-101 in late 2020 further outlining the expansion, including an updated capital estimate as well as additional operational and financial information regarding the expected impacts of HPGR technology

Guidance

•	Full-year 2020 production is expected to be 4.0 - 5.5 million ounces of silver and 27,000 - 33,000 ounces of gold

•	CAS in 2020 are expected to be $13.25 - $14.50 per silver ounce and $1,175 - $1,325 per gold ounce

•	Capital expenditures are expected to be approximately $28 - $35 million

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Tons milled	658,378	167,061	166,475	160,510	164,332	641,058	149,998
Average gold grade (oz/t)	0.21	0.20	0.22	0.23	0.20	0.18	0.21
Average recovery rate	91.0%	87.2%	93.2%	93.0%	90.2%	92.3%	91.1%
Gold ounces produced	127,914	29,736	34,156	34,049	29,973	105,570	28,421
Gold ounces sold	130,495	29,293	35,452	34,415	31,335	106,555	24,979
Average realized price per gold ounce, gross	$1,408	$1,493	$1,505	$1,332	$1,301	$1,277	$1,267
Treatment and refining charges per gold ounce	$20	$24	$20	$20	$15	$30	$21
Average realized price per gold ounce, net	$1,388	$1,469	$1,485	$1,312	$1,286	$1,247	$1,246
Metal sales	$181.1	$43.0	$52.6	$45.2	$40.3	$132.9	$31.1
Costs applicable to sales[3]	$119.6	$28.8	$29.5	$29.1	$32.2	$112.4	$21.4
Adjusted CAS per AuOz[1]	$910	$976	$822	$842	$990	$1,050	$843
Prepayment, working capital cash flow	$15.0	$4.7	$(14.7)	$25.0	$—	$—	$—
Exploration expense	$5.6	$1.6	$1.5	$2.0	$0.5	$5.9	$1.3
Cash flow from operating activities	$72.0	$19.9	$4.5	$41.4	$6.2	$15.3	$7.9
Sustaining capital expenditures (excludes capital lease payments)	$23.5	$4.3	$4.9	$4.9	$9.4	$37.2	$9.8
Development capital expenditures	$—	$—	$—	$—	$—	$7.5	$0.8
Total capital expenditures	$23.5	$4.3	$4.9	$4.9	$9.4	$44.7	$10.6
Free cash flow[1]	$48.5	$15.6	$(0.4)	$36.5	$(3.2)	$(29.4)	$(2.7)

•	Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above exclude pre-commercial production
Operational

•	Gold production decreased 13% quarter-over-quarter to 29,736 ounces, while full-year gold production increased 21% to 127,914 ounces

•
Gold production in the fourth quarter was primarily driven by lower average grade as a result of a change in mine sequencing. Lower recoveries during the quarter reflect the settlement of gold shipments made in prior periods

•	Higher gold production in 2019 was primarily due to an 17% increase in average grade, reflecting a full year of production from the high-grade Jualin deposit

•	Production from Jualin accounted for approximately 15% and 14% of Kensington’s production during the fourth quarter and full year, respectively
Financial

•
Adjusted CAS[1] increased 19% quarter-over-quarter to $976 per ounce, largely due to fewer gold ounces sold. Full-year adjusted CAS[1] decreased 13% year-over-year to $910 per ounce, finishing below the low end of its guidance range of $950 - $1,050 per ounce. Strong unit cost performance throughout the year was driven by the contribution of high-grade ore from the Jualin deposit

•
Capital expenditures of $4.3 million were slightly lower quarter-over-quarter, reflecting ongoing underground development. Full-year capital expenditures decreased 47% year-over-year to $23.5 million, primarily driven by lower investment in underground development, infrastructure projects and infill drilling

•
Free cash flow[1] for the fourth quarter and full year totaled $15.6 million and $48.5 million, respectively, and reflect the impacts of the prepayment. Excluding the effect of the prepayment, free cash flow[1] totaled approximately $10.9 million and $33.5 million in the fourth quarter and full year, respectively

Exploration

•
Exploration investment for the fourth quarter and full year totaled approximately $1.7 million (substantially all expensed) and $7.6 million ($5.6 million expensed and $2.0 million capitalized), respectively

•
Two underground core drill rigs were focused on resource expansion drilling at the Eureka and Jualin veins as well as lower Kensington Zone 10 during the fourth quarter. Results were encouraging, particularly at Eureka, while assays from Zone 10 are currently pending

•	A total of 112 resource expansion holes and 42 infill holes were completed in 2019
Guidance

•	Production in 2020 is expected to be 115,000 - 130,000 ounces of gold

•	CAS in 2020 are expected to be $900 - $1,000 per ounce

•	Capital expenditures are expected to be $24 - $28 million in 2020

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Ore tons placed	4,613,359	1,100,393	1,503,021	919,435	1,090,510	4,923,774	1,644,168
Average gold grade (oz/t)	0.023	0.023	0.027	0.023	0.020	0.022	0.020
Gold ounces produced	84,172	25,644	25,946	15,680	16,902	76,840	16,960
Silver ounces produced (000’s)	63	20	18	12	13	51	13
Gold ounces sold	84,999	27,039	24,573	15,301	18,086	75,572	15,306
Silver ounces sold (000’s)	64	21	17	12	14	48	11
Average realized price per gold ounce	$1,416	$1,482	$1,481	$1,311	$1,317	$1,267	$1,247
Metal sales	$121.4	$40.5	$36.7	$20.2	$24.0	$96.5	$19.3
Costs applicable to sales[3]	$80.7	$25.7	$22.1	$15.5	$17.4	$67.2	$14.6
Adjusted CAS per AuOz[1]	$894	$802	$887	$1,002	$949	$876	$939
Exploration expense	$0.3	$0.2	$0.1	$—	$—	$0.1	$—
Cash flow from operating activities	$39.3	$17.0	$17.6	$0.5	$4.2	$11.9	$(1.9)
Sustaining capital expenditures (excludes capital lease payments)	$2.2	$0.8	$0.8	$0.2	$0.4	$3.4	$0.7
Development capital expenditures	$—	$—	$—	$—	$—	$—	$—
Total capital expenditures	$2.2	$0.8	$0.8	$0.2	$0.4	$3.4	$0.7
Free cash flow[1]	$37.1	$16.2	$16.8	$0.3	$3.8	$8.5	$(2.6)
Operational

•	Continued strong gold production totaled 25,644 ounces in the fourth quarter, consistent with the prior period. Full-year gold production increased 10% year-over-year to 84,172 ounces

•	Consistent production during the quarter was primarily driven by strong crusher performance, placement of additional tons in the prior period and continued stacking of higher-grade ore

•	Notably, second half gold production increased 58% from the first half of 2019

Financial

•
Adjusted CAS[1] on a by-product basis decreased 10% quarter-over-quarter to $802 per ounce, primarily driven by higher gold and silver ounces sold. Full-year adjusted CAS[1] was slightly higher in 2019, totaling $894 per ounce but remaining within its guidance range of $850 - $950 per ounce

•
Fourth quarter capital expenditures of $0.8 million were consistent quarter-over-quarter. Full-year capital expenditures totaled $2.2 million, compared to $3.4 million in 2018, and were primarily focused on equipment purchases

•
Fourth quarter and full year free cash flow[1] totaled $16.2 million and $37.1 million, respectively. Since acquiring the operation in February 2015 for approximately $99.5 million, Wharf has generated $172.8 million of free cash flow[1]

Exploration

•	Exploration investment for the fourth quarter and full year was minimal, reflecting limited drilling activity during 2019

•
One drill rig completed a small exploration campaign at the Richmond Hill project during the fourth quarter. Only eight holes were completed due to the timing of the program and the arrival of winter weather conditions; drilling is expected to restart in the second quarter of 2020

Guidance

•	Gold production in 2020 is expected to be 80,000 - 90,000 ounces. CAS are expected to be $1,025 - $1,125 per ounce

•	Capital expenditures are expected to be approximately $2 - $3 million in 2020

Silvertip, British Columbia

(Dollars in millions, except per ounce and per pound amounts)	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Tons milled	236,547	61,662	53,145	59,689	62,051	49,454	38,802
Average silver grade (oz/t)	6.84	6.97	7.54	7.48	5.50	6.19	6.06
Average zinc grade (%)	7.1%	7.5%	7.6%	7.5%	5.9%	6.2%	5.8%
Average lead grade (%)	4.8%	4.9%	5.4%	5.4%	3.7%	4.0%	3.9%
Average recovery rate – Ag	71.8%	65.1%	74.8%	77.0%	69.9%	59.6%	60.5%
Average recovery rate – Zn	50.8%	42.0%	51.7%	59.1%	50.5%	67.8%	69.1%
Average recovery rate – Pb	72.6%	66.4%	78.4%	77.3%	66.8%	52.5%	54.7%
Silver ounces produced (000's)	1,162	279	300	344	239	182	142
Zinc pounds produced (000's)	17,103	3,865	4,197	5,322	3,719	4,181	3,082
Lead pounds produced (000's)	16,556	4,021	4,478	4,980	3,077	2,072	1,659
Silver ounces sold (000's)	1,164	294	290	365	215	223	124
Zinc pounds sold (000's)	18,155	4,053	4,076	5,303	4,723	4,376	2,604
Lead pounds sold (000's)	16,488	4,223	4,331	5,186	2,748	2,649	1,419
Average realized price per silver ounce, gross	$16.69	$16.61	$19.94	$15.18	$14.98	$15.00	$15.54
Treatment and refining charges per silver ounce	$1.60	$2.34	$1.63	$1.18	$1.24	$0.84	$1.38
Average realized price per silver ounce, net	$15.09	$14.27	$18.31	$14.00	$13.74	$14.16	$14.16
Average realized price per zinc pound, gross	$1.06	$1.04	$0.86	$0.83	$1.50	$1.12	$1.07
Treatment and refining charges per zinc pound	$0.35	$0.42	$0.36	$0.34	$0.31	$0.29	$0.24
Average realized price per zinc pound, net	$0.71	$0.62	$0.50	$0.49	$1.19	$0.83	$0.83
Average realized price per lead pound, gross	$0.91	$0.89	$0.98	$0.87	$0.92	$0.90	$0.87
Treatment and refining charges per lead pound	$0.07	$0.11	$0.06	$0.05	$0.06	$0.10	$0.07
Average realized price per lead pound, net	$0.84	$0.78	$0.92	$0.82	$0.86	$0.80	$0.80
Metal sales	$44.3	$10.2	$11.3	$11.9	$10.9	$8.9	$4.8
Costs applicable to sales[3]	$108.8	$32.0	$24.2	$26.2	$26.4	$35.6	$24.1
Adjusted CAS per AgOz[1]	$12.89	$11.22	$14.14	$13.31	$13.73	$14.16	$17.68
Adjusted CAS per ZnLb[1]	$0.95	$0.69	$0.75	$1.02	$1.18	$0.83	$0.95
Adjusted CAS per PbLb[1]	$0.72	$0.62	$0.71	$0.77	$0.88	$0.80	$1.02
Exploration expense	$2.5	$0.9	$0.8	$0.7	$0.1	$2.7	$0.3
Cash flow from operating activities	$(69.4)	$(28.6)	$(15.3)	$(11.6)	$(13.9)	$(40.9)	$(34.1)
Sustaining capital expenditures (excludes capital lease payments)	$17.5	$2.0	$6.4	$5.0	$4.1	$8.6	$8.2
Development capital expenditures	$—	$—	$—	$—	$—	$44.3	$(10.8)
Total capital expenditures	$17.5	$2.0	$6.4	$5.0	$4.1	$52.9	$(2.6)
Free cash flow[1]	$(86.9)	$(30.6)	$(21.7)	$(16.6)	$(18.0)	$(93.8)	$(31.5)

•	Silvertip achieved commercial production on September 1, 2018. The figures shown in the table above exclude pre-commercial production
Operational

•
Fourth quarter silver, zinc and lead production decreased 7%, 8% and 10% quarter-over-quarter to 0.3 million ounces, 3.9 million pounds and 4.0 million pounds, respectively. Production during the quarter was driven primarily by lower average recovery rates as a result of ongoing mill optimization initiatives

•	Full-year silver, zinc and lead production totaled 1.2 million ounces, 17.1 million pounds and 16.6 million pounds, respectively

Financial

•	Adjusted CAS[1] figures shown in the table above and highlighted below exclude the impact of non-cash write downs of metal inventory

•
Fourth quarter adjusted CAS[1] on a co-product basis were $11.22 per silver ounce, $0.69 per payable zinc pound and $0.62 per payable lead pound, compared to $12.89, $0.95 and $0.72, respectively, for the full year

•
Capital expenditures during the fourth quarter were $2.0 million and focused primarily on underground development. Full-year capital expenditures totaled $17.5 million, significantly lower year-over-year due to the commencement of commercial production on September 1, 2018

•	Free cash flow[1] for the fourth quarter and full year totaled $(30.6) million and $(86.9) million, respectively
Exploration

•
Exploration investment for the fourth quarter and full year totaled approximately $1.0 million (substantially all expensed) and $1.3 million ($2.5 million expensed and $(0.9) million capitalized), respectively

•
Up to three surface core drill rigs were active during the fourth quarter, focused primarily on expansion drilling at the Discovery East, South and North zones. A total of 44 resource expansion holes and eight infill holes were completed in 2019

Other

•
Mill throughput increased 16% quarter-over-quarter to 61,662 tons but remained below target primarily due to extended planned downtime, which was implemented to complete key projects targeting improved mill availability

•
Mill stability initiatives throughout 2019 led to improved availability and more consistent operational performance late in the fourth quarter and in the beginning of 2020. Notably, mill availability averaged over 90% in January 2020

•
Coeur paid the first milestone payment related the receipt of its amended permit in the fourth quarter. The Company also paid the second milestone payment tied to its year-end reserves and resources in the first quarter of 2020. Each payment totaled $25.0 million, including approximately $18.8 million in cash and $6.3 million in stock

Guidance

•	2020 capital expenditures are expected to total $4 - $6 million

Exploration
During the fourth quarter, the Company drilled 142,385 feet (43,400 meters) at a total investment of $9.1 million ($7.2 million expensed and $1.9 million capitalized), compared to 110,361 feet (33,638 meters) at a total investment of $7.5 million ($5.9 million expensed and $1.6 million capitalized) in the third quarter. Total feet drilled during the fourth quarter was approximately 29% higher compared to the prior period, largely due to expansion drilling at the Richmond Hill project near Wharf in South Dakota and drilling at the Lincoln Hill project near Rochester in Nevada as well as infill drilling at East Rochester.
For the full year, Coeur drilled 511,164 feet (155,805 meters) at a total investment of $30.0 million ($22.5 million expensed and $7.5 million capitalized), compared to 691,779 feet (210,857 meters) at a total investment of $44.0 million ($25.4 million expensed and $18.6 million capitalized) in 2018. An update of Coeur’s exploration activities during the year was released on December 17, 2019, highlighting encouraging results from expansion drilling at several of its operations. Please refer to the news release for additional details4.
At the Sterling and Crown exploration properties in southern Nevada, two reverse circulation rigs and a surface geology mapping program were active during the fourth quarter. One rig focused on expansion drilling at the SNA and Secret Pass deposits, which are contained in the Crown Block. The second rig focused on drilling extensions of known mineralization in and around the Sterling mine, specifically targeting the higher-grade faults that controlled oxide gold mineralization in historical mining areas. Expansion drilling at both Sterling and the Crown Block is expected to continue throughout 2020, including the addition of a third drill rig to test a geophysical target on the northernmost area of the Crown Block and a core drilling program to begin metallurgical work in both zones.
At the La Preciosa project, located in Durango, Mexico, a new geological model for the Martha and associated veins was completed in the fourth quarter. Ground mapping and sampling were also completed in new areas on the southern Martha structure, which were not previously drilled. The Company successfully identified new areas of mineralization; however, additional work will need to be completed to verify the potential size and grade of the zones. The new global resource estimate and further economic evaluation of the project is expected to be completed in 2020.

2020 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	95,000 - 110,000	6,300 - 7,800
Rochester	27,000 - 33,000	4,000 - 5,500
Kensington	115,000 - 130,000	—
Wharf	80,000 - 90,000	—
Total	317,000 - 363,000	10,300 - 13,300

2020 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$785 - $885	$10.35 - $11.35
Rochester (co-product)	$1,175 - $1,325	$13.25 - $14.50
Kensington	$900 - $1,000	—
Wharf (by-product)	$1,025 - $1,125	—

2020 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$65 - $80
Capital Expenditures, Development	$30 - $35
Exploration, Expensed	$38 - $44
Exploration, Capitalized	$6 - $10
General & Administrative Expenses	$32 - $36

Note: The Company’s guidance figures assume $1,520/oz gold, $17.25/oz silver, $1.00/lb zinc and $0.86/lb lead as well as CAD of 1.30 and MXN of 19.00.

Financial Results and Conference Call
Coeur will host a conference call to discuss its fourth quarter and full-year 2019 financial results on February 20, 2020 at 10:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through March 5, 2020.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 37 743

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, costs, capital expenditures, recovery rates, throughput, exploration and development efforts and plans, suspension of operations at Silvertip, including anticipated costs associated therewith, a pre-feasibility study regarding an expansion of the mill at Silvertip, the impact of the new crushing circuit, permitting and technical report preparation at Rochester, the prepayment transaction at Kensington, our gold price hedging strategy, and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2019.

Notes

1.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures and gold production royalty payments. Please see table in Appendix for the calculation of consolidated free cash flow.

2. Includes capital leases. Net of debt issuance costs and premium received.
3. Excludes amortization.
4. https://www.coeur.com/_resources/news/nr_20191217.pdf.

Average Spot Prices

	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Average Gold Spot Price Per Ounce	$1,393	$1,481	$1,472	$1,309	$1,304	$1,268	$1,226
Average Silver Spot Price Per Ounce	$16.21	$17.32	$16.98	$14.88	$15.57	$15.71	$14.54
Average Zinc Spot Price Per Pound	$1.16	$1.08	$1.07	$1.25	$1.23	$1.33	$1.19
Average Lead Spot Price Per Pound	$0.91	$0.93	$0.92	$0.85	$0.92	$1.02	$0.89

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$55,645	$115,081
Receivables	18,666	29,744
Inventory	55,886	66,279
Ore on leach pads	66,192	75,122
Prepaid expenses and other	14,047	11,393
	210,436	297,619
NON-CURRENT ASSETS
Property, plant and equipment, net	248,789	298,451
Mining properties, net	711,955	971,567
Ore on leach pads	71,539	66,964
Restricted assets	8,752	12,133
Equity and debt securities	35,646	17,806
Receivables	28,709	31,151
Other	62,810	16,809
TOTAL ASSETS	$1,378,636	$1,712,500
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$69,176	$47,210
Accrued liabilities and other	95,616	82,619
Debt	22,746	24,937
Reclamation	3,114	6,552
	190,652	161,318
NON-CURRENT LIABILITIES
Debt	272,751	433,889
Reclamation	133,417	128,994
Deferred tax liabilities	41,976	79,070
Other long-term liabilities	72,836	56,717
	520,980	698,670
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 241,529,021 issued and outstanding at December 31, 2019 and 203,310,443 at December 31, 2018	2,415	2,033
Additional paid-in capital	3,598,472	3,443,082
Accumulated other comprehensive income (loss)	(136)	(59)
Accumulated deficit	(2,933,747)	(2,592,544)
	667,004	852,512
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,378,636	$1,712,500

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
	2019	2018	2017
	In thousands, except share data
Revenue	$711,502	$625,904	$709,598
COSTS AND EXPENSES
Costs applicable to sales(1)	551,181	440,950	440,260
Amortization	178,876	128,473	146,549
General and administrative	34,493	31,345	33,616
Exploration	22,527	25,397	30,311
Impairment of long-lived assets	250,814	—	—
Pre-development, reclamation, and other	18,421	20,043	18,936
Total costs and expenses	1,056,312	646,208	669,672
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	(1,281)	—	(9,342)
Fair value adjustments, net	16,030	3,638	(864)
Interest expense, net of capitalized interest	(24,771)	(24,364)	(16,440)
Other, net	(3,193)	(24,705)	26,643
Total other income (expense), net	(13,215)	(45,431)	(3)
Income (loss) before income and mining taxes	(358,025)	(65,735)	39,923
Income and mining tax (expense) benefit	11,129	16,780	(28,998)
Income (loss) from continuing operations	$(346,896)	$(48,955)	$10,925
Income (loss) from discontinued operations	5,693	550	(12,244)
NET INCOME (LOSS)	$(341,203)	$(48,405)	$(1,319)
OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Unrealized gain (loss) on debt and equity securities		26	3,227
Reclassification adjustments for impairment of equity securities	—	—	426
Reclassification adjustments for realized (gain) loss on sale of equity securities	—	—	1,354
Other comprehensive income (loss)	(77)	26	5,007
COMPREHENSIVE INCOME (LOSS)	$(341,280)	$(48,379)	$3,688

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$(1.59)	$(0.26)	$0.06
Net income (loss) from discontinued operations	0.03	—	(0.07)
Basic(2)	$(1.56)	$(0.26)	$(0.01)
Diluted income (loss) per share:
Net income (loss) from continuing operations	$(1.59)	$(0.26)	$0.06
Net income (loss) from discontinued operations	0.03	—	(0.07)
Diluted(2)	$(1.56)	$(0.26)	$(0.01)
(1) Excludes amortization.
(2) Due to rounding, the sum of net income per share from continuing operations and discontinued operations may not equal net income per share.

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2019	2018	2017
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(341,203)	$(48,405)	$(1,319)
(Income) loss from discontinued operations	(5,693)	(550)	12,244
Adjustments:
Amortization	178,876	128,473	146,549
Accretion	12,147	13,933	9,980
Deferred taxes	(36,817)	(48,441)	(13,888)
Loss on debt extinguishment	1,281	—	9,342
Fair value adjustments, net	(16,030)	(3,638)	864
Stock-based compensation	9,189	8,328	10,541
Gain on sale of the Joaquin project	—	—	(21,138)
Impairment of long-lived assets	250,814	—	—
Write-downs	69,246	55,297	—
Deferred revenue recognition	(1,857)	—
Other	14,281	7,353	(7,974)
Changes in operating assets and liabilities:
Receivables	(2,739)	(9,260)	18,895
Prepaid expenses and other current assets	280	4,876	(2,015)
Inventory and ore on leach pads	(62,998)	(44,488)	23,517
Accounts payable and accrued liabilities	23,103	(43,370)	11,562
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF CONTINUING OPERATIONS	91,880	20,108	197,160
CASH USED IN OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	—	(2,690)	11,296
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	91,880	17,418	208,456
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(99,772)	(140,787)	(136,734)
Acquisitions, net	—	6,914	(156,248)
Proceeds from the sale of assets	1,033	577	16,705
Purchase of investments	(5,023)	(426)	(15,058)
Sale of investments	2,109	12,713	11,321
Proceeds from notes receivable	7,168	19,000	—
Other	1,919	11	2,864
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(92,566)	(101,998)	(277,150)
CASH USED IN INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	—	(28,470)	(1,392)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(92,566)	(130,468)	(278,542)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	123,059	—	—
Issuance of notes and bank borrowings, net of issuance costs	60,000	95,000	342,620
Payments on debt, finance leases, and associated costs	(221,854)	(95,059)	(203,045)
Silvertip contingent consideration	(18,697)	—	—
Other	(3,404)	(5,160)	(3,746)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(60,896)	(5,219)	135,829
CASH USED IN FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	—	(22)	(84)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(60,896)	(5,241)	135,745
Effect of exchange rate changes on cash and cash equivalents	531	28	203
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(61,051)	(118,263)	65,862
Less net cash used in discontinued operations(1)	—	(32,930)	(10,939)
	(61,051)	(85,333)	76,801
Cash, cash equivalents and restricted cash at beginning of period	118,069	203,402	126,601
Cash, cash equivalents and restricted cash at end of period	$57,018	$118,069	$203,402
(1) Less net cash used in discontinued operations includes the following cash transactions: net subsidiary payments to parent company of $1,748 and 20,759,000 during the years ended December 31, 2018 and 2017.

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Net income (loss)	$(341,203)	$(270,961)	$(14,277)	$(36,764)	$(19,201)	$(48,405)	$468
(Income) loss from discontinued operations, net of tax	(5,693)	—	—	—	(5,693)	(550)	—
Interest expense, net of capitalized interest	24,771	5,512	5,980	6,825	6,454	24,364	6,563
Income tax provision (benefit)	(11,129)	2,857	218	(5,546)	(8,658)	(16,780)	(36,231)
Amortization	178,876	48,118	45,678	43,204	41,876	128,473	37,053
EBITDA	(154,378)	(214,474)	37,599	7,719	14,778	87,102	7,853
Fair value adjustments, net	(16,030)	(7,829)	(4,377)	5,296	(9,120)	(3,638)	(731)
Foreign exchange (gain) loss	4,346	268	2,945	468	665	9,069	1,986
Asset retirement obligation accretion	12,154	3,124	3,080	3,007	2,943	11,116	2,747
Inventory adjustments and write-downs	5,904	363	5,371	2,193	1,623	2,093	858
(Gain) loss on sale of assets and securities	714	594	100	72	(52)	(19)	298
Impairment of long-lived assets	250,814	250,814	—	—	—	—	—
Silvertip inventory write-down	64,610	23,325	13,966	11,872	15,447	26,720	17,974
Wharf inventory write-down	3,596	3,596	—	—	—	—	—
Loss on debt extinguishment	1,282	—	1,282	—	—	—	—
Receivable write-down	1,040	—	1,040	—	—	6,536	6,536
Interest income on notes receivables	(198)	—	—	(18)	(180)	(1,776)	(327)
Manquiri sale consideration write-down	—	—		—	—	18,599	—
Rochester In-Pit crusher write-down	—	—	—	—	—	3,441	—
Mexico inflation adjustment	—	—	—	—	—	(1,939)	—
Transaction costs	—	—	—	—	—	5	(1,044)
Adjusted EBITDA	$173,854	$59,781	$61,006	$30,609	$26,104	$157,309	$36,150
Revenue	$711,502	$195,040	$199,469	$162,123	$154,870	$625,904	143,855
Adjusted EBITDA Margin	24%	31%	31%	19%	17%	25%	25%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Net income (loss)	$(341,203)	$(270,961)	$(14,277)	$(36,764)	$(19,201)	$(48,405)	$468
Income loss from discontinued operations, net of tax	(5,693)	—	—	—	(5,693)	(550)	—
Fair value adjustments, net	(16,030)	(7,829)	(4,377)	5,296	(9,120)	(3,638)	(731)
Foreign exchange loss (gain)	5,900	1,733	2,022	889	1,256	8,611	(530)
(Gain) loss on sale of assets and securities	714	594	100	72	(52)	(19)	326
Impairment of long-lived assets	250,814	250,814	—	—	—	—	—
Silvertip inventory write-down	64,610	23,325	13,966	11,872	15,447	26,720	17,974
Wharf inventory write-down	3,596	3,596	—	—	—	—	—
Loss on debt extinguishment	1,282	—	1,282	—		—	—
Receivable write-down	1,040	—	1,040	—	—	6,536	6,536
Interest income on notes receivables	(198)	—	—	(18)	(180)	(1,776)	(327)
Manquiri sale consideration write-down	—	—	—	—	—	18,599	—
Rochester In-Pit crusher write-down	—	—	—	—	—	3,441	—
Gain on repurchase of Rochester royalty	—	—	—	—	—	—	(28)
Mexico inflation adjustment	—	—	—	—	—	(1,939)	—
Transaction costs	—	—	—	—	—	5	(1,044)
Tax effect of adjustments(1)	(19,415)	(4,572)	(5,096)	(4,332)	(5,415)	(9,750)	(6,559)
Adjusted net income (loss)	$(54,583)	$(3,300)	$(5,340)	$(22,985)	$(22,958)	$(2,165)	$16,085

Adjusted net income (loss) per share - Basic	$(0.25)	$(0.01)	$(0.02)	$(0.11)	$(0.11)	$(0.01)	$0.08
Adjusted net income (loss) per share - Diluted	$(0.25)	$(0.01)	$(0.02)	$(0.11)	$(0.11)	$(0.01)	$0.08

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2019	Q4 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Cash flow from continuing operations	$91,880	$39,295	$41,996	$26,435	$(15,846)	$20,108	$72
Capital expenditures from continuing operations	99,772	20,907	30,678	20,749	27,438	140,787	17,805
Free cash flow	$(7,892)	$18,388	$11,318	$5,686	$(43,284)	(120,679)	$(17,733)

Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$201,306	$118,246	$170,194	$92,969	$145,496	$728,211
Amortization	(59,379)	(18,041)	(50,592)	(12,280)	(36,738)	(177,030)
Costs applicable to sales	$141,927	$100,205	$119,602	$80,689	$108,758	$551,181
Inventory Adjustments	(344)	(4,625)	(913)	(3,617)	(64,610)	(74,109)
By-product credit	—	—	—	(1,072)	—	(1,072)
Adjusted costs applicable to sales	$141,583	$95,580	$118,689	$76,000	$44,148	$476,000

Metal Sales
Gold ounces	116,104	36,052	130,495	84,999		367,650
Silver ounces	6,841,380	3,844,556		64,161	1,164,470	11,914,567
Zinc pounds					18,154,521	18,154,521
Lead pounds					16,487,847	16,487,847

Revenue Split
Gold	56%	45%	100%	100%
Silver	44%	55%			34%
Zinc					39%
Lead					27%

Adjusted costs applicable to sales
Gold ($/oz)	$683	$1,193	$910	$894
Silver ($/oz)	$9.11	$13.67			$12.89
Zinc ($/lb)					$0.95
Lead ($/lb)					$0.72

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$49,590	$31,100	$41,537	$29,818	$42,189	$194,234
Amortization	(14,799)	(5,791)	(12,776)	(4,072)	(10,166)	(47,604)
Costs applicable to sales	$34,791	$25,309	$28,761	$25,746	$32,023	$146,630
Inventory Adjustments	(11)	(116)	(176)	(3,677)	(23,325)	(27,305)
By-product credit	—	—	—	(373)	—	(373)
Adjusted costs applicable to sales	$34,780	$25,193	$28,585	$21,696	$8,698	$118,952

Metal Sales
Gold ounces	27,953	11,248	29,293	27,039	—	95,533
Silver ounces	1,979,315	931,326		21,132	294,498	3,226,271
Zinc pounds					4,052,554	4,052,554
Lead pounds					4,223,504	4,223,504

Revenue Split
Gold	50%	51%	100%	100%
Silver	50%	49%			38%
Zinc					32%
Lead					30%

Adjusted costs applicable to sales
Gold ($/oz)	$622	$1,142	$976	$802
Silver ($/oz)	$8.79	$13.25			$11.22
Zinc ($/lb)					$0.69
Lead ($/lb)					$0.62

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$53,237	$31,999	$43,085	$25,385	$32,457	$186,163
Amortization	(15,840)	(4,250)	(13,552)	(3,301)	(8,268)	(45,211)
Costs applicable to sales	$37,397	$27,749	$29,533	$22,084	$24,189	$140,952
Inventory Adjustments	(175)	(4,799)	(405)	(7)	(13,966)	(19,352)
By-product credit	—	—	—	(293)	—	(293)
Adjusted costs applicable to sales	$37,222	$22,950	$29,128	$21,784	$10,223	$121,307

Metal Sales
Gold ounces	32,731	7,651	35,452	24,573		100,407
Silver ounces	1,747,250	951,043		16,612	289,910	3,004,815
Zinc pounds					4,076,390	4,076,390
Lead pounds					4,330,862	4,330,862

Revenue Split
Gold	58%	41%	100%	100%
Silver	42%	59%			39%
Zinc					29%
Lead					32%

Adjusted costs applicable to sales
Gold ($/oz)	$660	$1,230	$822	$887
Silver ($/oz)	$8.95	$14.24			$14.14
Zinc ($/lb)					$0.75
Lead ($/lb)					$0.71

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,708	$28,656	$41,670	$17,691	$36,038	$174,763
Amortization	(14,212)	(3,963)	(12,537)	(2,225)	(9,878)	(42,815)
Costs applicable to sales	$36,496	$24,693	$29,133	$15,466	$26,160	$131,948
Inventory Adjustments	(39)	(2,045)	(156)	48	(11,872)	(14,064)
By-product credit	—	—	—	(188)	—	(188)
Adjusted costs applicable to sales	$36,457	$22,648	$28,977	$15,326	$14,288	$117,696

Metal Sales
Gold ounces	28,027	8,642	34,415	15,301	—	86,385
Silver ounces	1,709,406	961,634		12,364	364,961	3,048,365
Zinc pounds					5,302,508	5,302,508
Lead pounds					5,185,634	5,185,634

Revenue Split
Gold	57%	44%	100%	100%
Silver	43%	56%			34%
Zinc					38%
Lead					28%

Adjusted costs applicable to sales
Gold ($/oz)	$741	$1,153	$842	$1,002
Silver ($/oz)	$9.17	$13.19			$13.31
Zinc ($/lb)					$1.02
Lead ($/lb)					$0.77

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,772	$26,491	$43,902	$20,073	$34,811	$173,049
Amortization	(14,528)	(4,037)	(11,727)	(2,681)	(8,426)	(41,399)
Costs applicable to sales	$33,244	$22,454	$32,175	$17,392	$26,385	$131,650
Inventory Adjustments	(141)	(323)	(1,164)	(5)	(15,447)	(17,080)
By-product credit	—	—	—	(217)	—	(217)
Adjusted costs applicable to sales	$33,103	$22,131	$31,011	$17,170	$10,938	$114,353

Metal Sales
Gold ounces	27,394	8,511	31,335	18,086		85,326
Silver ounces	1,405,409	1,000,453	—	14,052	215,101	2,635,015
Zinc pounds					4,723,069	4,723,069
Lead pounds					2,747,847	2,747,847

Revenue Split
Gold	59%	42%	100%	100%
Silver	41%	58%			27%
Zinc					51%
Lead					22%

Adjusted costs applicable to sales
Gold ($/oz)	$713	$1,092	$990	$949
Silver ($/oz)	$9.66	$12.83			$13.73
Zinc ($/lb)					$1.18
Lead ($/lb)					$0.88

Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$180,832	$126,586	$141,872	$78,273	$40,855	$568,418
Amortization	(60,744)	(20,909)	(29,508)	(11,072)	(5,235)	(127,468)
Costs applicable to sales	$120,088	$105,677	$112,364	$67,201	$35,620	$440,950
Inventory Adjustments	(254)	(1,063)	(497)	(279)	(26,720)	(28,813)
By-product credit	—	—	—	(746)	—	(746)
Adjusted costs applicable to sales	$119,834	$104,614	$111,867	$66,176	$8,900	$411,391

Metal Sales
Gold ounces	115,592	52,789	106,555	75,572		350,508
Silver ounces	7,229,179	4,854,579		48,085	222,974	12,354,817
Zinc pounds					4,375,995	4,375,995
Lead pounds					2,648,920	2,648,920

Revenue Split
Gold	54%	47%	100%	100%
Silver	46%	53%			35%
Zinc					41%
Lead					24%

Adjusted costs applicable to sales
Gold ($/oz)	$556	$930	$1,050	$876
Silver ($/oz)	$7.69	$11.44			$14.16
Zinc ($/lb)					$0.83
Lead ($/lb)					$0.80

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$42,119	$35,365	$30,703	$16,839	$28,246	$153,272
Amortization	(14,992)	(5,992)	(9,437)	(2,184)	(4,161)	(36,766)
Costs applicable to sales	$27,127	$29,373	$21,266	$14,655	$24,085	$116,506
Inventory Adjustments	(205)	(312)	(220)	(121)	(17,974)	(18,832)
By-product credit	—	—	—	(166)	—	(166)
Adjusted costs applicable to sales	$26,922	$29,061	$21,046	$14,368	$6,111	$97,508

Metal Sales
Gold ounces	23,667	15,338	24,979	15,306		79,290
Silver ounces	1,534,595	1,389,916	—	10,932	124,144	3,059,587
Zinc pounds					2,603,972	2,603,972
Lead pounds					1,418,653	1,418,653

Revenue Split
Gold	55%	48%	100%	100%
Silver	45%	52%			36%
Zinc					40%
Lead					24%

Adjusted costs applicable to sales
Gold ($/oz)	$624	$917	$843	$939
Silver ($/oz)	$7.92	$10.79			$17.68
Zinc ($/lb)					$0.95
Lead ($/lb)					$1.02

Reconciliation of Costs Applicable to Sales for 2020 Guidance

In thousands except per ounce amounts	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$214,717	$132,647	$184,651	$100,828
Amortization	(57,235)	(20,798)	(62,001)	(13,403)
Costs applicable to sales	$157,482	$111,849	$122,650	$87,425
By-product credit	—	—	—	(806)
Adjusted costs applicable to sales	$157,482	$111,849	$122,650	$86,619

Metal Sales
Gold ounces	102,500	30,000	125,000	82,200
Silver ounces	7,000,000	5,300,000		46,700

Revenue Split
Gold	53%	35%	100%	100%
Silver	47%	65%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$785 - $885	$1,175 - $1,325	$900 - $1,000	$1,025 - $1,125
Silver ($/oz)	$10.35 - $11.35	$13.25 - $14.50